Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR IMMEDIATE RELEASE
Date: December 7, 2012

Double Eagle Petroleum Co. Announces Appointment of a New Board Member

Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today the appointment of Scott Baxter to the Company’s Board of Directors beginning January 1, 2013.

Mr. Baxter is the Managing Partner and founded Baxter Energy Partners in 2002. He has over 20 years of energy investment banking experience and has been responsible for building and overseeing industry groups at major investment investment banking firms. Mr. Baxter has advised a range of Fortune 500 and multinational companies and executed over $150 billion in transactions including M&A, restructurings, and debt & equity financing. Previously Mr. Baxter was head of the Energy Group for Houlihan Lokey and, prior to that, was Head of the Americas for J.P. Morgan’s global energy investment banking group. Before that period, he was managing director of Citigroup’s (Salomon Brothers) global energy investment banking group. He currently serves on the Board of Directors for Star Gas Partners and Weber State University Presidents’ National Advisory Board. Mr. Baxter has also served as faculty member at Columbia’s Graduate School of Business.

Mr. Baxter received his M.B.A from the University of Chicago School of Business and his B.S. from Weber State University.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 74,000 net acres.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic, environmental and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.com